Exhibit (a)(5)(E)

The following was posted by Vera on Twitter at https://twitter.com/verawholehealth/status/1478851049574313988 on January 5, 2022.

The following was posted by Vera on Twitter at https://twitter.com/verawholehealth/status/1478805829369442306 on January 5, 2022.

The following was posted by Vera on Linkedin at https://www.linkedin.com/posts/verawholehealth_castlight-health-and-vera-whole-health-to-activity-6884535022557241345-9WqZ on January 5, 2022.